International FiberCom, Inc.
                      3410 East University Drive, Suite 180
                             Phoenix, Arizona 85034



                                  July 11, 2001


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

     Re: International FiberCom, Inc. Form S-3 No. 333-64722

Ladies and Gentlemen:

By this letter, International FiberCom, Inc. makes a pre-effective amendment to its Form S-3 No. 333-64722 adding the following language pursuant to Rule 473 of the Securities Act of 1933 to the cover:

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                              Very Truly Yours,

                              /s/ Gregory Hill

                              Gregory Hill
                              Chief Financial Officer